Exhibit 10.1

FIRST AMENDMENT TO THE

ZEBRA TECHNOLOGIES CORPORATION

2005 EXECUTIVE DEFERRED COMPENSATION PLAN

WHEREAS, Zebra Technologies Corporation (the “Company”) hereby maintains the Zebra Technologies Corporation 2005 Executive Deferred Compensation Plan (the “Plan”) to provide certain eligible executive employees of the Company or an adopting Employer a means to defer payment of a portion of their compensation for retirement; and

WHEREAS, pursuant to Section 8.1, the Board of Directors of the Company reserved the right to amend the Plan by action of the Compensation Committee of the Board of Directors; and

WHEREAS, the Compensation Committee of the Board of Directors of the Company now desires to amend the Plan to extend participation to non-employee directors and consultants and to permit discretionary contributions by the Company; and

NOW, THEREFORE, the Plan is amended, effective as of March 19, 2007, as follows:

1.	Section 1.1 of the Plan is amended to read as follows:

“1.1 Purpose. Zebra Technologies Corporation (the “Company”) establishes the Zebra Technologies Corporation 2005 Executive Deferred Compensation Plan (the “Plan”) to provide a select group of management and highly compensated employees of the Company or any adopting Employer a means to defer payment of a portion of their compensation and other deferred compensation. The Plan is also intended to help the Company retain the services of qualified individuals to serve as consultants and outside members of its Board of Directors by offering them the opportunity to defer payment of their fees and retainers through an unfunded deferred compensation arrangement.”

2.	Section 2.18 of the Plan is amended to read as follows:

“2.18 Participant. Any Executive, Director or consultant or former Executive, Director or consultant who has an Account balance in the Plan.”

3.	Section 2.20 of the Plan is amended to read as follows:

“2.20 Separation From Service. For an Executive, a Separation From Service occurs upon termination of employment with his or her Employer for any reason other than death or Disability that results in a separation from service consistent with regulations issued by the Department of Treasury pursuant to Section 409A of the Code. For a Director, a Separation From Service occurs when the Director ceases to be a member of the Board of Directors of the Company for any reason other than death or Disability, including resignation, removal, or failure to be re-elected; provided that he or she is not an employee of, or consultant for, the Company or an Affiliate. For a consultant, a Separation From Service occurs when the consultant ceases to provide services to the Company or an Affiliate other than by reason of death or Disability; provided that he or she is not a Director or an employee of the Company or an Affiliate. Notwithstanding the foregoing, for purposes of determining when a Participant’s Account becomes payable, a Separation From Service shall not be considered to have occurred until the Participant incurs a separation from service as defined in Treasury Regulations issued pursuant to §409A of the Code.”

4.	The following Section 2.22 is added to the Plan:

“2.22 Director. Any individual who is a member of the Board of Directors of the Company, who is not an employee of the Company or an Affiliate, and who is designated by the Administrator as eligible to participate in the Plan.”

5.	The following two sentences are added at the end of Section 2.9:

“For a Director, the term “Compensation” means all cash compensation payable by the Company to the Director for his or her services as a member of the Board, including the annual retainer, meeting fees, and additional fees for serving on committees of the Board. For a consultant, the term “Compensation” means fees and other remuneration paid by the Company or an Affiliate to the consultant for services rendered for the benefit of the Company or an Affiliate.”

6.	The following new Sections 3.4, 3.5 and 3.6 are added at the end of Article 3 relating to director and consultant deferrals.

“3.4 Director Deferral Elections. A Director may elect to defer a portion of his or her Compensation as set forth on his or her Deferral Election Form, in accordance with applicable rules and procedures established by the Administrator. A Director may elect to defer up to a total of 100% of his or her Compensation, or any lesser amount. The Administrator may establish reasonable procedures and may require Deferral Elections to be stated in whole dollar amounts or whole percentages.

3.5 Timing of and Changes in Deferral Election. A Director may make a Deferral Election for each Plan Year during the annual enrollment period established by the Administrator prior to the beginning of the Plan Year, and such Deferral Election shall apply to all Compensation payable to such Director during the Plan Year. A person who is elected as a Director during a Plan Year may make a Deferral Election 30 days after the Director’s election, and such election shall apply to all Compensation earned after the election is made in the remainder of the Plan Year. A Director who has a Deferral Election in effect may not change such election during the Plan Year, and may only revoke such election in accordance with procedures established by the Administrator consistent with Treasury Regulations issued pursuant to §409A of the Code.

3.6 Discretionary Contributions. The Administrative Committee may, in its sole discretion, specify such additional amounts in the form of employer contributions to be credited to the Account of a Participant, subject to such terms and conditions as the Administrative Committee may establish. To the extent that the Administrative Committee exercises its discretionary authority under this Section 3.6, such exercise shall be reflected in a Deferral Election Form, which shall identify each Participant credited with such discretionary employer contributions, specify the Plan Year(s) for which contributions relate, and reflect any other limitations applicable with respect to such discretionary contributions, including any applicable vesting requirements. Discretionary employer contributions authorized under this section shall be treated as deferrals for purposes of accounting and distribution.”

7.	Section 5.1 of the Plan is amended by substituting the word “Participant” in lieu of the word “Executive” in each instance in which it appears.

IN WITNESS WHEREOF, the Company has caused this First Amendment to be executed on its behalf as of the 19th day of March, 2007.

ZEBRA TECHNOLOGIES CORPORATION

By:	/s/ Bruce R. Ralph
Its:	Vice President, Human Resources